Exhibit 23.1

Deloitte & Touche LLP 1125 NW Couch St. Suite 600 Portland, OR 97209 USA Tel: +1 503 222 1341 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 13, 2025, relating to the financial statements of Portland General Electric Company and the effectiveness of Portland General Electric Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Portland General Electric Company for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/Deloitte & Touche LLP

July 25, 2025
Portland, OR